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                                                                    EXHIBIT 99.1

                      ECHOSTAR ANNOUNCES PARTIAL REDEMPTION
                             OF 9 1/8 % SENIOR NOTES


LITTLETON, COLO., AUG. 4, 2003 - EchoStar Communications Corporation (Nasdaq:
DISH) announced today that its subsidiary, EchoStar DBS Corporation, has elected to redeem $245 million principal amount of its 9 1/8 % Senior Notes due 2009, fully exercising its optional partial redemption right. The outstanding principal amount of the notes after this redemption will be $455 million.

In accordance with the terms of the indenture governing the notes, the $245 million principal amount of the notes will be redeemed effective Sept. 3, 2003, at 109.125 percent of the principal amount, for a total of approximately $267 million. Interest on the notes will be paid through the Sept. 3, 2003, redemption date. The trustee for the notes is U.S. Bank National Association, telephone 1-800-934-6802.

EchoStar DBS Corporation has elected to make the partial redemption to reduce its interest expense. The company also previously redeemed all of its 9 1/4 % Senior Notes effective Feb. 1, 2003.

EchoStar Communications Corporation and its DISH Network satellite TV system provide over 500 channels of digital video and CD-quality audio programming as well as advanced satellite TV receiver hardware and installation nationwide. EchoStar is included in the Nasdaq-100 Index (NDX) which contains the largest non-financial companies on the Nasdaq Stock Market. Visit EchoStar's Investor Relations website at (www.echostar.com). DISH Network currently serves more than
8.5 million customers in the United States. DISH Network is located on the Internet at (www.dishnetwork.com).


Investor Relations Contact: Jason Kiser, 303-723-2210, jason.kiser@echostar.com Press Contact: Marc Lumpkin, 303-723-2020, marc.lumpkin@echostar.com
Steve Caulk, 303-724-7070, steve.caulk@echostar.com


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